Exhibit 99.1
FOR IMMEDIATE RELEASE

February 9, 2024

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year 2023 Operating Results

DALLAS, TEXAS, February 9, 2024 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $212.4 million for the quarter ended December 31, 2023. In comparison, for the quarters ended September 30, 2023 and December 31, 2022, the Bank reported net income of $247.7 million and $115.9 million, respectively. For the year ended December 31, 2023, the Bank reported net income of $874.5 million, as compared to $317.2 million for the year ended December 31, 2022.

Total assets at December 31, 2023 were $128.3 billion, compared with $147.6 billion at September 30, 2023 and $114.3 billion at December 31, 2022. Average total assets increased from $100.9 billion and $76.8 billion for the quarter and year ended December 31, 2022, respectively, to $138.6 billion and $154.4 billion for the corresponding periods in 2023. The $19.3 billion decrease in total assets during the fourth quarter of 2023 was primarily attributable to decreases in the Bank's advances ($11.3 billion) and short-term liquidity holdings ($9.1 billion), partially offset by an increase in the Bank's long-term investments ($1.1 billion). The $14.0 billion increase in total assets during the year ended December 31, 2023 was attributable primarily to increases in the Bank's advances ($11.1 billion), long-term investments ($2.6 billion) and mortgage loans held for portfolio ($0.7 billion), partially offset by a decrease in the Bank's short-term liquidity holdings ($0.5 billion).

Advances totaled $80.0 billion at December 31, 2023, compared with $91.3 billion at September 30, 2023 and $68.9 billion at December 31, 2022. The Bank's mortgage loans held for portfolio totaled $5.1 billion at December 31, 2023, as compared to $5.0 billion at September 30, 2023 and $4.4 billion at December 31, 2022.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.3 billion at December 31, 2023, September 30, 2023 and December 31, 2022. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $17.7 billion at December 31, 2023, as compared to $16.6 billion at September 30, 2023 and $15.1 billion at December 31, 2022. At December 31, 2023, September 30, 2023 and December 31, 2022, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury

Notes and, from time to time, may also include cash held at the Federal Reserve. At December 31, 2023, September 30, 2023 and December 31, 2022, the Bank's short-term liquidity holdings totaled $24.6 billion, $33.7 billion and $25.1 billion, respectively.

The Bank's retained earnings increased to $2.413 billion at December 31, 2023 from $2.289 billion at September 30, 2023 and $1.834 billion at December 31, 2022. On December 28, 2023, a dividend of $88.3 million was paid to the Bank's shareholders.

For the year ended December 31, 2023, the Bank set aside $97.2 million for its Affordable Housing Program (AHP). In comparison, the Bank set aside $35.3 million for its AHP during the year ended December 31, 2022.

Additional selected financial data as of and for the quarter and year ended December 31, 2023 (and, for comparative purposes, as of September 30, 2023 and December 31, 2022, and for the quarters ended September 30, 2023 and December 31, 2022 and the year ended December 31, 2022) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2023 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2023
(Unaudited, in thousands)

	December 31, 2023	September 30, 2023	December 31, 2022
Selected Statement of Condition Data:

Assets
Investments (1)	$42,631,192	$50,707,609	$40,613,512
Advances	79,951,855	91,338,176	68,921,869
Mortgage loans held for portfolio, net	5,088,642	4,982,201	4,395,175
Cash and other assets	592,923	585,568	418,000
Total assets	$128,264,612	$147,613,554	$114,348,556

Liabilities
Consolidated obligations
Discount notes	$8,598,022	$20,930,677	$46,270,265
Bonds	109,536,207	116,303,450	59,946,458
Total consolidated obligations	118,134,229	137,234,127	106,216,723
Mandatorily redeemable capital stock	506	568	7,453
Other liabilities	2,870,657	2,709,512	2,123,303
Total liabilities	121,005,392	139,944,207	108,347,479
Capital
Capital stock — putable	4,737,388	5,204,484	3,984,105
Retained earnings	2,412,983	2,288,886	1,834,446
Total accumulated other comprehensive income	108,849	175,977	182,526
Total capital	7,259,220	7,669,347	6,001,077
Total liabilities and capital	$128,264,612	$147,613,554	$114,348,556

Total regulatory capital (2)	$7,150,877	$7,493,938	$5,826,004

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Selected Statement of Income Data:
Net interest income (3)	$251,393	$284,851	$151,292	$1,017,913	$479,672
Other income (loss)	20,232	20,181	7,194	91,718	(25,446)
Other expense	35,611	29,774	29,695	137,974	101,713
AHP assessment	23,603	27,533	12,886	97,206	35,268
Net income	$212,411	$247,725	$115,905	$874,451	$317,245

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of December 31, 2023, September 30, 2023 and December 31, 2022, total regulatory capital represented 5.58 percent, 5.08 percent and 5.09 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for mortgage loan losses.

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